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                                                                    Exhibit 10.4

                              Employment Agreement

     This Employment Agreement ("Agreement"), including the attached Exhibit "A," which is incorporated herein by reference and made an integral part of this Agreement, is entered into between U.S. Concrete, Inc., a Delaware corporation (the "Company"), and Eugene P. Martineau ("Executive"). This Agreement is effective as of May 28, 2003 (the "Effective Date"). The Company and Executive agree as follows:

1.   Employment, Compensation and Benefits

     1.1 Term and Position. The Company agrees to employ Executive, and Executive agrees to be employed by the Company for the term described on Exhibit "A" (the "Term"). Executive will serve in the position described on Exhibit "A" (the "Position"). As such, Executive shall have such responsibilities, duties, powers and authority for the Company and entities affiliated with the Company as are commensurate and consistent with such Position. The Company may assign Executive to a different position or modify Executive's duties and responsibilities, subject to the restrictions set out in Section 2.2.a. below.

     1.2 Compensation. Executive shall be paid a monthly base salary as set forth on Exhibit "A" (the "Monthly Base Salary"). Executive's Monthly Base Salary shall be paid in semi-monthly installments in accordance with the Company's standard payroll practice, and (as with all other payments made to Executive by the Company) is subject to withholding of all federal, state, city, or other taxes as may be required by law. The Company may review or increase Executive's Monthly Base Salary from time or time, but is not required to do so. Executive's Monthly Base Salary may not be reduced once increased without the prior written consent of Executive.

     1.3 Benefits. Executive shall be allowed to participate, on the same basis generally as other executive officers employed in the same or similar positions, in all general employee benefit plans and programs that the Company has made available to its employees on or after the Effective Date. Nothing in this Agreement is to be construed to provide greater rights, participation, coverage, or benefits than provided to similarly-situated executive officers pursuant to the terms of such benefit plans and programs. The Company is not obligated to institute, maintain, or refrain from changing, amending, or discontinuing any such benefit program or plan, so long as such actions are similarly applicable to executive officers generally. From time to time, the Company may enter into compensation, incentive or other agreements or plans that are not made available to all executives of the Company. Nothing in this Section 1.3 entitles Executive to participate in any such agreements or plans that are not generally available to all similarly-situated executives.

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     1.4  Business Expense. Executive is authorized to incur, and will be entitled to receive prompt reimbursement for, all reasonable expenses Executive incurs in carrying out his responsibilities hereunder, including business meals and entertainment and travel expenses and mileage reimbursement in accordance with the Company's automobile expense reimbursement policy.

     1.5 Paid Vacation and Holidays. Executive will be entitled to not less than the number of weeks of "Annual Paid Vacation" set forth on Exhibit A and all legal holidays during which time his or her applicable compensation will be paid in full.

     1.6 Annual Bonuses. Executive will be entitled to participate in an annual incentive compensation plan generally applicable to the employees of the Company and its affiliated entities, on the same basis as other similarly-situated executives.

     1.7 Company Policies. Executive agrees to comply with the Company's policies and practices as set out in the employee handbook (or similar document) applicable to Executive's operational entity. To the extent of any conflict between this Agreement and such policies and practices, this Agreement shall control.

     1.8 Annual Physical. The Company shall reimburse Executive up to $1,000 per year for any uninsured costs associated with obtaining a physical examination with a physician of Executive's choosing.

     1.9 Deferred Compensation. The Company shall maintain a deferred compensation plan (the "Plan") and Executive shall be permitted to participate in such Plan and defer not less than 6% of all Executive's cash compensation from the Company in any year to his Plan account.

2.   Termination

     2.1 Termination By the Company. The Company may terminate this Agreement and Executive's employment before the Term expires for any of the following reasons:

          a. Termination for Cause. For "Cause" upon the determination by a majority of the Company's Board of Directors that "Cause" exists to terminate Executive's employment. "Cause" means (i) Executive's gross negligence, willful misconduct, or willful neglect in the performance of the material duties and services of Executive hereunder, uncorrected for thirty (30) days following the Company's written notice to Executive of need to cure such performance; (ii) Executive's final conviction of a felony by a trial court; (iii) any criminal indictment of Executive relating to an event or occurrence for which Executive was directly responsible which, in the business judgment of a majority of the Company's board of directors, exposes the Company to ridicule, shame or business or financial risk; or (iv) a material breach by Executive of any material provision of this Agreement which remains uncorrected for 30 days following the

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     Company's written notice to Executive of such breach. If the Company terminates Executive's employment for Cause, Executive shall be entitled only to Executive's pro rata salary through the date of such termination, and all future compensation and benefits, other than benefits to which Executive is entitled under the terms of the Company's compensation and/or benefit plans, shall cease. In the case of a termination for Cause under subpart (i) above, (a) all stock options previously granted by the Company to Executive that are vested on the date of termination for Cause shall, notwithstanding any contrary provision of any applicable plan or agreement covering any such stock option awards, remain outstanding and continue to be exercisable for a period of 90 days following the date of termination for Cause, (b) all stock options previously granted by the Company to Executive that are not vested on the date of termination for Cause shall terminate immediately and (c) all restricted stock, restricted stock units and other awards that have not vested prior to the date of termination for Cause shall be cancelled to the extent not then vested. In the case of a termination for Cause under subparts (ii), (iii) or (iv) above, (y) all stock options previously granted by the Company to Executive (whether or not vested) shall terminate immediately and (z) all restricted stock, restricted stock units and other awards that have not vested prior to the date of termination for Cause shall be cancelled to the extent not then vested.

          b. Involuntary Termination. Without Cause at the Company's option for any reason whatsoever, other than death, disability or for Cause, in the sole discretion of the Company ("Involuntary Termination"). Upon an Involuntary Termination before the Term expires, Executive shall receive all of the following severance benefits:

               (i) the Monthly Base Salary in effect on the date of Involuntary Termination, which the Company shall continue to pay in semi-monthly installments, as if Executive's employment (which ends on the date of Involuntary Termination) had continued for the remainder of (a) the Initial Term, if Executive has not then elected to extend his employment for the Renewal Term, or (b) the Initial Term, if any, plus the remainder of the Renewal Term, if Executive has then elected to extend his employment for the Renewal Term;

               (ii) a lump sum payment in cash (payable on the date of Involuntary Termination) equal to the greater of (a) the aggregate amount of bonuses paid to Executive in the preceding three bonus years divided by three or (b), if within 30 days of the date of Involuntary Termination the Company is on target to pay bonuses to executive officers of the Company for the bonus year during which the date of Involuntary Termination occurs, the amount of Executive's target bonus for such bonus year;

               (iii) provided that Executive is eligible for and timely elects to receive continuation coverage under COBRA, the Company will pay 100% of applicable continuation premiums for the benefit of Executive under Executive's then-

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          current plan election for the lesser of (x) the remainder of the Term or (y) 18 months after termination;

               (iv) all stock options, restricted stock awards, restricted stock units and similar awards granted to Executive by the Company prior to the date of Involuntary Termination shall, notwithstanding any contrary provision of any applicable plan or agreement covering any such stock options, restricted stock awards, restricted stock units or similar awards, fully vest and become exercisable in full on the date of Involuntary Termination and shall remain outstanding and in effect in accordance with their respective terms, and any restrictions, deferral limitations, forfeiture conditions or other conditions or criteria applicable to any such awards shall lapse on the date of Involuntary Termination. Executive may exercise any such stock options or other exercisable awards at any time before the expiration of their term; and

               (v) a lump sum, payable in cash on the date of the Involuntary Termination, in the amount of (a) $750,000, if Executive has not then elected to extend his employment for the Renewal Term, or (b) $500,000, if Executive has then elected to extend his employment for the Renewal Term.

     However, if Executive accepts employment with a Competing Business as described in Section 3.3, the Company's then continuing obligations, if any, to provide Executive the severance benefits described in this section shall cease as of the first day of such employment by Executive.

          c. Death/Disability. Upon Executive's (i) death, or (ii) becoming incapacitated or disabled so as to entitle Executive to benefits under the Company's long-term disability plan, or (iii) becoming permanently and totally unable to perform Executive's duties hereunder as a result of any physical or mental impairment supported by a written opinion by a physician selected by the Company who is reasonably acceptable to Executive. Notwithstanding anything to the contrary contained in Section 2.1, upon Executive's death or disability this Agreement and Executive's employment shall terminate. Upon termination of employment due to such death or disability, Executive or Executive's heirs shall be entitled to receive all severance benefits described in Section 2.1.b. as if Executive's employment ended due to an Involuntary Termination by the Company as of the date of death, first payment of benefits under the Company's long-term disability plan or permanent and total incapacity, as applicable, except that (a) with respect to severance benefits relating to stock options upon termination of employment due to death or disability (1) all stock options previously granted by the Company to Executive that are vested on the date of termination shall, notwithstanding any contrary provision of any applicable plan or agreement covering any such stock option awards, remain outstanding and continue to be exercisable in accordance with their terms and (2) all stock options previously granted by the Company to Executive that are not vested on the date of termination shall terminate immediately, and (b) instead of

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     the payment set forth in Section 2.1.b.(v), Executive shall receive a lump sum payment in cash (payable on the termination date) equal to (1), if the termination date occurs during the Initial Term, an amount equal to the product of (A) 36 minus the number of months for which Executive will receive Monthly Base Salary under Section 2.1.b.(i) multiplied by (B) $20,833.33, or (2), if the termination date occurs during the Renewal Term, an amount equal to the product of (A) 24 multiplied by (B) $20,833.33.

     2.2 Termination By Executive. Executive may terminate this Agreement and Executive's employment before the Term expires for any of the following reasons:

          a. Termination for Good Cause. For "Good Cause" upon determination by Executive that Good Cause exists to terminate Executive's employment. "Good Cause" means, without Executive's consent, (i) any reduction in Executive's then current Monthly Base Salary, as set out on Exhibit "A" and increased from time to time, (ii) any relocation of Executive's principal place of employment by the Company from the "Location" set out on Exhibit "A," (iii) any change in Executive's Position from that set out on Exhibit "A" or any title or Position to which Executive has been promoted, (iv) any material diminution of Executive's authority, duties or responsibilities from those commensurate and consistent with the character, status and dignity appropriate to Executive's Position set out on Exhibit "A" or any title or Position to which Executive has been promoted (provided, however, that (A) if after a Change in Control (as defined herein) the Company in its entirety (as it was constituted immediately prior to the Change in Control) becomes or is otherwise organized in its entirety (as it was constituted immediately prior to the Change in Control) as a division of its then Parent (as defined herein) or successor company and Executive retains the same title and Position and substantially the same authority, duties and responsibilities within such division, or (B) if at any time Executive ceases to have such duties and responsibilities as are commensurate and consistent with his Position that are associated with a publicly-traded company because the Company ceases to have any securities registered under section 12 of the Securities Exchange Act of 1934, as amended, or ceases to be required to file reports under Section 15(d) of the Securities Exchange Act of 1934, as amended, then in either case Executive's authority, duties and responsibilities will not be deemed to have been materially diminished), (v) any failure by the Company to pay any amount due under this Agreement, (vi) any material breach by the Company of any material provision of this Agreement, (vii) any restructuring of Executive's direct reporting relationship such that Executive does not report to the Company's Board of Directors, (viii) any failure by the Company's Board of Directors to nominate Executive for re-election as a director of the Company at the 2006 annual meeting of stockholders of the Company and at any subsequent annual meeting of stockholders of the Company to the extent such subsequent nomination would be necessary for Executive to continue to serve on the Board of Directors of the Company through the time immediately preceding the 2009 annual meeting of stockholders of the Company, (ix) any failure by the Company's Board of Directors to elect Executive as Chairman of the Board of Directors of the Company (A) immediately following the 2006 annual meeting of stockholders of the Company

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     (such time for Chairmanship election to be referred to hereinafter as the
     "2006 Election Time"), if Executive has not then elected to extend his employment for the Renewal Term, or (B) immediately following the 2007 annual meeting of stockholders of the Company (such time for Chairmanship election to be referred to hereinafter as the "2007 Election Time"), if Executive has then elected to extend his employment for the Renewal Term, or (x) any failure by the Board of Directors of the Company to continue Executive in the position of Chairman of the Board of Directors of the Company at any time from the 2006 Election Time or 2007 Election Time, as applicable, through the time immediately prior to the 2009 annual meeting of stockholders of the Company, any of which remain uncorrected for 30 days following Executive's written notice to the Company of Good Cause. Notwithstanding anything to the contrary contained in this Agreement, for purposes of this Section 2.2.a only, the Term shall continue through the 2006 Election Time, if Executive has not then elected to extend his employment for the Renewal Term, or through the 2007 Election Time, if Executive has then elected to extend his employment for the Renewal Term. Upon Executive's termination for Good Cause, Executive shall receive all of the following severance benefits:

               (I) the Monthly Base Salary in effect on the date of termination for Good Cause, which the Company shall continue to pay in semi-monthly installments, as if Executive's employment (which ends on the date of termination for Good Cause) had continued for the remainder of (a) the Initial Term, if Executive has not then elected to extend his employment for the Renewal Term, or (b) the Initial Term, if any, plus the remainder of the Renewal Term, if Executive has then elected to extend his employment for the Renewal Term;

               (II) a lump sum payment in cash (payable on the date of termination for Good Cause) equal to the greater of (a) the aggregate amount of bonuses paid to Executive in the preceding three bonus years divided by three or (b), if within 30 days of the date of termination for Good Cause the Company is on target to pay bonuses to executive officers of the Company for the bonus year during which the date of termination for Good Cause occurs, the amount of Executive's target bonus for such bonus year;

               (III) provided that Executive is eligible for and timely elects to receive continuation coverage under COBRA, the Company will pay 100% of applicable continuation premiums for the benefit of Executive under Executive's then-current plan election for the lesser of (x) the remainder of the Term or (y) 18 months after termination;

               (IV) all stock options, restricted stock awards, restricted stock units and similar awards granted to Executive by the Company prior to the date of termination for Good Cause shall, notwithstanding any contrary provision of any applicable plan or agreement covering any such stock options, restricted stock awards, restricted stock units or similar awards, fully vest and become exercisable

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          in full on the date of termination for Good Cause and shall remain outstanding and in effect in accordance with their respective terms, and any restrictions, deferral limitations, forfeiture conditions or other conditions or criteria applicable to any such awards shall lapse on the date of termination for Good Cause. Executive may exercise any such stock options or other exercisable awards at any time before the expiration of their term; and

               (V) a lump sum, payable in cash on the date of termination for Good Cause, in the amount of (a) $750,000, if Executive has not then elected to extend his employment for the Renewal Term, or (b) $500,000, if Executive has then elected to extend his employment for the Renewal Term.

     However, if Executive accepts employment with a Competing Business, the Company's then continuing obligations, if any, to provide Executive the severance benefits described in this section shall cease as of the first day of such employment by Executive.

          b. Voluntary Termination. For any other reason whatsoever, in Executive's sole discretion. Upon such voluntary termination by Executive for any reason other than Good Cause (a "Voluntary Termination") before the Term expires, all of Executive's future compensation and benefits, other than benefits to which Executive is entitled under the terms of the Company's compensation and/or benefit plans, shall cease as of the date of Voluntary Termination, and Executive shall be entitled only to pro rata salary through such date. In the case of a Voluntary Termination, (i) all stock options previously granted by the Company to Executive that are vested on the date of Voluntary Termination will remain outstanding and continue to be exercisable by Executive until ninety (90) days after the date of Voluntary Termination, and (ii) all restricted stock, restricted stock units or other awards that have not vested prior to the date of Voluntary Termination shall be cancelled to the extent not then vested.

     2.3 Termination Following Change In Control. In the event a Change in Control (as defined herein) occurs and within one year after the date of the Change in Control either (a) Executive terminates this Agreement and his employment for Good Cause or (b) the Company or any successor (whether direct or indirect and whether by purchase, merger, consolidation, share exchange or otherwise) to substantially all of the business, properties and/or assets of the Company makes an Involuntary Termination of this Agreement or Executive's employment, then in either case the Company or its successor shall be required to provide Executive, and Executive shall receive, all of the following Change in Control benefits:

          (i) a lump sum payment in cash (payable on the termination date) equal to Executive's Monthly Base Salary in effect on the termination date multiplied by thirty-six;

          (ii) a lump sum payment in cash (payable on the termination date) equal to the greater of (a) the aggregate amount of bonuses paid to Executive in the preceding three

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     bonus years divided by three or (b), if within 30 days of the termination date the Company is on target to pay bonuses to executive officers of the Company for the bonus year during which the termination date occurs, the amount of Executive's target bonus for such bonus year; and

          (iii) provided that Executive is eligible for and timely elects to receive continuation coverage under COBRA, the Company or its successor will pay 100% of applicable continuation premiums for the benefit of Executive under Executive's then-current plan election for 18 months after termination.

     2.4 Offset. In all cases, the compensation and benefits payable to Executive under this Agreement upon termination of Executive's employment shall be offset by any undisputed amounts that Executive then owes to the Company.

     2.5 One Recovery. In the event of termination of Executive's employment, Executive shall be entitled, if at all, to only one set of severance benefits or Change in Control benefits, as applicable, provided in this Agreement.

     2.6 Certain Obligations Continue. Upon termination of this Agreement, all rights and obligations of Executive and the Company or its successor under this Agreement shall cease as of the effective date of termination except that (i) Executive's obligations under Article 3 and Sections 5.1 and 5.4 of this Agreement and the Company's or its successor's obligations under Article 4 and Sections 2.1, 2.2, 2.3, 3.6, 5.1 and 5.4 and the Company's or its successor's obligations to provide any severance benefits or Change in Control benefits to Executive shall survive such termination in accordance with their terms, and
(ii) Executive shall be entitled to receive all compensation (including bonus) earned and benefits and reimbursements due through the effective date of termination.

     2.7 Notice of Termination. Any termination of this Agreement shall be communicated by Notice of Termination to the non-terminating party, given in accordance with this Agreement. For purposes of this Agreement, "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Agreement under the provision so indicated, and (iii) specifies the termination date, if such date is other than the date of receipt of such notice.

3.   Confidential Information; Post-Employment Obligations

     3.1 Company Property. All written materials, records, data, and other documents prepared by Executive during Executive's employment by the Company are Company property. All information, ideas, concepts, improvements, discoveries, and inventions that are conceived, made, developed, or acquired by Executive individually or in conjunction with others during Executive's employment (whether during business hours and whether on the Company's premises or otherwise) which relate to the Company's business, products, or services are the Company's sole and exclusive property. All memoranda, notes, records, files, correspondence,

                                    -Page 8-

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drawings, manuals, models, specifications, computer programs, maps, and all other documents, data, or materials of any type embodying such information, ideas, concepts, improvements, discoveries, and inventions are the Company's property. At the termination of Executive's employment with the Company for any reason, Executive shall return all of the Company's documents, data, or other Company property, including all copies, to the Company.

     3.2 Confidential Information; Non-Disclosure. Executive acknowledges that the business of the Company and its affiliated entities is highly competitive and that the Company has agreed to provide and immediately will provide Executive with access to Confidential Information relating to the business of the Company and its affiliated entities. "Confidential Information" means and includes the Company's and its affiliated entities' confidential and/or proprietary information and/or trade secrets that have been developed or used and/or are reasonably planned to be developed and that cannot be obtained readily by third parties from outside sources. Confidential Information includes, by way of example and without limitation, the following: information regarding customers, employees, contractors, and the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes, particularly mixing techniques, mix designs or chemical analyses of concrete products; procurement procedures and pricing techniques; the names of and other information concerning customers, investors, and business affiliates (such as contact name, service provided, pricing for that customer, type and amount of services used, credit and financial data, and/or other information relating to the Company's relationship with that customer); pricing strategies and price curves; positions; plans and strategies for expansion or acquisitions; budgets; customer lists; research; financial and sales data; trading methodologies and terms; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; prospective customers' names and marks; grids and maps; electronic databases; models; specifications; computer programs; internal business records; contracts benefiting or obligating the Company or its affiliated entities; bids or proposals submitted to any third party; technologies and methods; training methods and training processes; organizational structure; personnel information, including salaries of personnel; payment amounts or rates paid to consultants or other service providers; and other such confidential or proprietary information. Executive acknowledges that this Confidential Information constitutes a valuable, special, and unique asset used by the Company and its affiliated entities in its businesses to obtain a competitive advantage over its competitors. Executive further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position. Executive also will have access to, or knowledge of, Confidential Information of third parties, such as actual and potential customers, suppliers, partners, joint venturers, investors, financing sources and the like, of the Company. The Company also agrees to provide Executive with immediate access to Confidential Information and specialized training regarding the Company's and its affiliated entities' methodologies and business strategies, which will enable Executive to perform his job at the Company.

     Executive agrees that Executive will not, at any time during or after Executive's employment with the Company, make any unauthorized disclosure of any Confidential Information or

                                    -Page 9-

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specialized training of the Company, or make any use thereof, except in carrying out his employment responsibilities hereunder. Executive also agrees to preserve and protect the confidentiality of third party Confidential Information to the same extent, and on the same basis, as the Company's Confidential Information. Nothing in this Section 3.2 is intended to prohibit Executive from complying with any court order, lawful subpoena or governmental request for information, provided that Executive notifies the Company promptly upon the receipt of any such order, subpoena or request and before the date of required compliance.

     3.3 Non-Competition Obligations. The Company agrees to and shall provide Executive with immediate access to Confidential Information. Ancillary to the rights and severance benefits provided to Executive, the Company's provision of Confidential Information and specialized training to Executive, and Executive's agreement not to disclose Confidential Information, and in order to protect the Confidential Information described above, the Company and Executive agree to the following non-competition provisions. Executive agrees that during Executive's employment with the Company and for the "Period of Post-Employment Non-Competition Obligations" set forth in Exhibit "A," Executive will not, directly or indirectly, for Executive or for others, in the "Geographic Region of Responsibility" described on Exhibit "A" (or, if Executive's Geographic Region of Responsibility has changed, in any and all geographic regions in which Executive has devoted substantial attention at such location to the material business interest of the Company and its affiliated entities during the 12-month period immediately preceding Executive's termination of employment), engage in, assist, or have any active interest or involvement, whether as an employee, agent, consultant, creditor, advisor, officer, director, stockholder (excluding holdings of 2% or less of the stock of a public company), partner, proprietor, or any type of principal whatsoever in any person, firm or business that generates more than 10% of its annual revenue from the sale of any concrete-related products and services that the Company or its affiliated entities offers, then has plans to offer, or has offered in the preceding 12-month period, including, but not limited to, ready-mixed concrete, pre-cast concrete or related building materials or services such as proportioned mix design services, concrete mold engineering or design services, rebar, mesh, color additives, curing compounds, grouts, wooden forms, or similar products or services, whether at wholesale or retail (a "Competing Business"). Executive understands that the foregoing restrictions may limit Executive's ability to engage in certain businesses in the geographic region and during the period provided for above, but acknowledges that these restrictions are necessary to protect the Confidential Information the Company has provided to Executive.

     3.4 Non-Solicitation of Customers. During Executive's employment with the Company and for the Period of Post-Employment Non-Competition Obligations set forth on Exhibit "A," Executive will not call on, service, or solicit competing business from clients or customers of the Company or its affiliated entities whom that Executive, within the previous twenty-four (24) months, (i) provided services to, worked with, solicited or had or made contact with, or (ii) had access to information and files about.

     3.5 Non-Solicitation of Employees. During Executive's employment with the Company, and for the Period of Post-Employment Non-Competition Obligations set forth on

                                    -Page 10-

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Exhibit "A," Executive will not, either directly or indirectly, call on, solicit, or induce any other employee or officer of the Company or its affiliated entities whom Executive had contact with, knowledge of, or association with in the course of employment with the Company to terminate his or her employment, and will not assist any other person or entity in such a solicitation.

     3.6 Early Resolution Conference/Arbitration. The parties are entering into this Agreement with the express understanding that this Agreement is clear and fully enforceable as written. If Executive ever decides to contend that any restriction on activities imposed by this Agreement is no longer enforceable as written or does not apply to an activity in which Executive intends to engage, Executive first will notify the Company's President and its Secretary in writing and meet with a Company representative at least fourteen (14) days before engaging in any activity that foreseeably could fall within the questioned restriction to discuss resolution of such claims (an "Early Resolution Conference"). Should the parties not be able to resolve disputes at the Early Resolution Conference, the parties agree to use confidential, binding arbitration to resolve the disputes. The arbitration shall be conducted in Houston, Texas, in accordance with the then-current employment arbitration rules of the American Arbitration Association, before an arbitrator licensed to practice law in Texas. The parties agree that the arbitrator, in the arbitrator's discretion, may award a prevailing party, other than the Company, a reasonable attorney's fee, including arbitration expenses and costs. Either party may seek a temporary restraining order, injunction, specific performance, or other equitable relief regarding the provisions of this section if the other party fails to comply with obligations stated herein. The parties' agreement to arbitrate applies only to the matters subject to an Early Resolution Conference.

     3.7 Warranty and Indemnification. Executive warrants that Executive is not a party to any restrictive agreement limiting Executive's activities in his employment by the Company. Executive further warrants that at the time of the signing of this Agreement, Executive knows of no written or oral contract or of any other impediment that would inhibit or prohibit employment with the Company, and that Executive will not knowingly use any trade secret, confidential information, or other intellectual property right of any other party in the performance of Executive's duties hereunder. Executive shall hold the Company harmless from any and all suits and claims arising out of any breach of such restrictive agreement or contracts.

4.   Change in Control

     4.1  Definitions.

          a. For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred on the earliest of any of the following dates:

               (i) the date the Company merges or consolidates with any other person or entity, and the voting securities of the Company outstanding immediately prior to such merger or consolidation do not continue to represent

                                    -Page 11-

          (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

               (ii) the date the Company sells all or substantially all of its assets to any other person or entity;

               (iii) the date the Company is dissolved;

               (iv) the date any person or entity together with its Affiliates (as defined herein) becomes, directly or indirectly, the Beneficial Owner (as defined herein) of voting securities representing more than 50% of the total voting power of all then outstanding voting securities of the Company; or

               (v) the date the individuals who constituted the members of the Company's Board of Directors ("Incumbent Board") as of the Effective Date cease for any reason to constitute at least a majority thereof, provided that for purposes of this clause (v) any person becoming a director of the Company whose election or nomination for election by the Company's stockholders was approved by a vote of at least eighty percent (80%) of the directors comprising the Incumbent Board shall be, for purposes of this clause (v), considered as through such person were a member of the Incumbent Board;

     provided, however, that notwithstanding anything to the contrary contained in clauses (i) - (v), a Change in Control shall not be deemed to have occurred in connection with any bankruptcy or insolvency of the Company, or any transaction in connection therewith.

          b. As used in this Agreement, the following terms are defined as follows:

               (i) "Affiliate" shall mean, with respect to any person or entity, any person or entity that, directly or indirectly, Controls, is Controlled by, or is under common Control with such person or entity in question. For the purposes of the definition of Affiliate, "Control" (including, with correlative meaning, the terms "Controlled by" and "under common Control with") as used with respect to any person or entity, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity whether through the ownership of voting securities or by contract or otherwise;

               (ii) "Beneficial Owner" has the meaning ascribed to it pursuant to Rule 13d-3 of the Securities Exchange Act of 1934; and

                                    -Page 12-

               (iii) "Parent" means a corporation, partnership, trust, limited liability company or other entity that is the ultimate Beneficial Owner of more than 50% of the Company's or its successor's outstanding voting securities.

     4.2 Vesting of Awards. All stock options, restricted stock awards, restricted stock units and similar awards granted to Executive by the Company prior to the date of a Change in Control shall, notwithstanding any contrary provision of any applicable plan or agreement covering any such stock options, restricted stock awards, restricted stock units or similar awards, fully vest and become exercisable in full immediately prior to such Change in Control and shall remain outstanding and in effect in accordance with their terms, and any restrictions, deferral limitations, forfeiture conditions or other conditions or criteria applicable to any such awards shall lapse immediately prior to such Change in Control. Executive may exercise any such stock options or other exercisable awards at any time before the expiration of their term.

     After a Change in Control, if any option (the "Terminated Option") relating to the Company's capital stock does not remain outstanding, the successor to the Company or its then Parent shall, at the Executive's option and in his sole discretion, either:

     (a) issue an option (the "Successor Option"), to purchase common stock of such successor or Parent in an amount such that on exercise of the Successor Option the Executive would receive the same number of shares of the successor's/Parent's common stock as the Executive would have received had the Executive exercised the Terminated Option immediately prior to the transaction resulting in the Change in Control and received shares of such successor/Parent in such transaction. The aggregate exercise price for all of the shares covered by such Successor Option shall equal the aggregate exercise price of the Terminated Option. The term of such Successor Option shall equal the remainder of the term of the Terminated Option (as if the Terminated Option had remained outstanding) and such Successor Option shall be fully vested and exercisable in full on the date of its grant; or

     (b) pay the Executive a bonus within ten (10) days after the consummation of the Change in Control, in an amount agreed to by the Company and the Executive. Such amount shall be at least equivalent on an after-tax basis to the net after-tax gain that the Executive would have realized if he had been issued a Successor Option under clause (a) above and had immediately exercised such Successor Option and sold the underlying stock, taking into account the different tax rates that apply to such bonus and to such gain, and such amount shall also reflect other differences to the Executive between receiving a bonus under this clause (b) and receiving a Successor Option under clause (a) above.

     4.3 Certain Additional Payments. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company or its successor to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (such excise tax, together with any interest thereon, any penalties, additions to

                                    -Page 13-
tax, or additional amounts with respect to such excise tax, and any interest in respect of such penalties, additions to tax or additional amounts, being collectively referred herein to as the "Excise Tax"), then Executive shall be entitled to receive and the Company or its successor shall make an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (as defined herein) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The Gross-Up Payment shall be made to Executive within 10 days after written request for payment is submitted to the Company or its successor. For purposes of this Section 4.3, the terms "tax" and "taxes" mean any and all taxes of any kind whatsoever (including, but not limited to, any and all Excise Taxes, income taxes, and employment taxes), together with any interest thereon, any penalties, additions to tax, or additional amounts with respect to such taxes and any interest in respect of such penalties, additions to tax, or additional amounts. All determinations made under this Section 4.3, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm designated by Executive and reasonably acceptable to the Company (the "Accounting Firm"). All fees and expenses of the Accounting Firm shall be borne solely by the Company or its successor. Notwithstanding anything to the contrary in this Section 4.3, if any tax authority determines that a greater Excise Tax should be imposed upon the Payments than is determined by the Accounting Firm pursuant to this Section 4.3, Executive shall be entitled to receive the full Gross-Up Payment calculated on the basis of the amount of Excise Tax determined to be payable by such tax authority from the Company or its successor within 10 days of such determination.

5.   Miscellaneous

     5.1 Statements About the Company. Executive and the Company shall refrain, both during and after Executive's employment, from publishing any oral or written statements about the other that are disparaging, slanderous, libelous, or defamatory; or that disclose private or confidential information about their business affairs.

     5.2 Notices. Notices and all other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail. Notices to the Company shall be sent to its President and its Secretary at: U.S. Concrete, Inc., 2925 Briarpark, Suite 500, Houston, Texas 77042. Notices and communications to Executive shall be sent to the address Executive most recently provided to the Company.

     5.3 No Waiver. No failure by either party at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of any provisions or conditions of this Agreement.

                                    -Page 14-

     5.4 Mediation. If a dispute arises out of or related to Executive's employment, other than a dispute regarding Executive's obligations under Articles 3, and if the dispute cannot be settled through direct discussions, then the Company and Executive agree to try to settle the dispute in an amicable manner by confidential mediation before having recourse to any other proceeding or forum. The Company agrees to pay any pre-suit mediation fee charged by the mediator for two full days of mediation.

     5.5 Venue/Jurisdiction. This Agreement shall be governed by Texas law. Any litigation that may be brought by either party involving the enforcement of this Agreement or the rights, duties, or obligations under this Agreement, shall be brought exclusively in the State or federal courts sitting in Houston, Harris County, Texas.

     5.6 Assignment. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. The Company may assign this Agreement to any affiliated entity. Executive's rights and obligations under this Agreement are personal, and they shall not be assigned or transferred without the Company's prior written consent otherwise than by will or the laws of descent and distribution. The Company will require any successor (direct or indirect and whether by purchase, merger, consolidation, share exchange or otherwise) to substantially all of the business, properties and assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would have been required to perform it had no succession taken place.

     5.7 Other Agreements/Entire Agreement. This Agreement shall supersede any and all existing oral or written agreements, representations or warranties between executive and the Company or any of its affiliated entities relating to the terms of Executive's employment by the Company or any of its affiliated entities, including that certain Employment Agreement, dated effective May 28, 1999, as amended January 14, 2000, among the Company, USC Management Co., L.P., a Texas limited partnership and wholly owned subsidiary of the Company, and Executive (the "Initial Agreement"), and the Initial Agreement is hereby terminated as of the Effective Date hereof. This Agreement (including Exhibit "A" attached hereto, which is incorporated herein by reference and made an integral part of this Agreement) constitutes the entire agreement of the parties with respect to the subject matters of this Agreement. Any modification of this Agreement (including without limitation to Exhibit "A") will be effective only if it is in writing and signed by each party. Executive is also a party to that certain Amended and Restated Indemnification Agreement, dated August 17, 2000, between Executive and the Company (the "Indemnification Agreement). Nothing in this Agreement is intended to alter or amend the terms or effect of the Indemnification Agreement, which shall remain in effect in accordance with its terms, notwithstanding the execution or termination of this Agreement.

     5.8 Invalidity. Should any provision(s) in this Agreement be held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall be unaffected and shall continue in full force and effect, and the invalid, void or unenforceable provision(s) shall be deemed not to be part of this Agreement.

                                    -Page 15-

     IN WITNESS WHEREOF, the Company and Executive have executed this Agreement in multiple originals to be effective on the Effective Date.

                                          U.S. Concrete, Inc. (the "Company")
Eugene P. Martineau ("Executive")


By:/s/ Eugene P. Martineau            By:/s/ Michael W. Harlan
   ----------------------------          ---------------------------------------
                                      Printed Name:Michael W. Harlan
                                                   -----------------------------
                                      Title:Executive Vice President, COO & CFO
                                            ------------------------------------
Date:May 28, 2003                     Date:May 27, 2003
     --------------------------            -------------------------------------


                                      and with respect to the termination of
                                      the Initial Agreement only:

                                      USC Management Co., L.P.
                                      by USC GP, Inc., its general partner


                                      By:/s/ Donald C. Wayne
                                         ---------------------------------------
                                      Printed Name:Donald C. Wayne
                                                   -----------------------------
                                      Title:Vice President
                                            ------------------------------------
                                      Date:May 27, 2003
                                           -------------------------------------


                                    -Page 16-

                   Exhibit "A" to Employment Agreement Between
                         Company And Eugene P. Martineau

Term: The term of Executive's employment shall be for an initial term of three years commencing on the Effective Date (the "Initial Term"). Executive shall have the option, in his sole discretion, to extend the term of Executive's employment such that it continues for one additional year beyond the Initial Term (the "Renewal Term," and together with the Initial Term, the "Term") by providing written notice to the Company not more than 90 days nor less than 60 days prior to the third anniversary of the Effective Date of his election to so extend his employment. If Executive so elects to extend Executive's employment for the Renewal Term, the Term will end on the fourth anniversary of the Effective Date. Notwithstanding anything to the contrary herein contained, the Term will be adjusted for purposes of, and as set forth in, Section 2.2.a of this Agreement.

Position:                               President and Chief Executive Officer

Location:                               Houston, Texas

Geographic Region of Responsibility:    During Executive's employment with the
                                        Company, within 75 miles of any plant
                                        or other operating facility in which
                                        the Company is then engaged in
                                        business. Upon termination of
                                        Executive's employment with the
                                        Company, within 75 miles of any plant
                                        or other operating facility in which
                                        the Company was engaged in business on
                                        the date immediately prior to
                                        Executive's termination.

                                    -Page 17-

Period of Post-Employment               Three years from the date of
Non-Competition Obligations:            termination if Executive's employment
                                        is terminated for Cause under Section
                                        2.1.a. If Executive's employment is
                                        terminated under Sections 2.1.b.,
                                        2.1.c., 2.2.a. or 2.3 and Executive
                                        receives any severance benefits or
                                        Change in Control benefits, then the
                                        Period of Post-Employment
                                        Non-Competition Obligations shall be
                                        the period of time for which Executive
                                        receives any such severance benefits or
                                        Change in Control benefits. If
                                        Executive's employment is terminated
                                        under Section 2.2.b., then the Period
                                        of Post-Employment Non-Competition
                                        Obligations shall be the longer of (a)
                                        three years from the Effective Date or
                                        (b) two years from the date of
                                        termination. If Executive is terminated
                                        under any other section of this
                                        Agreement, there shall be no Period of
                                        Post-Employment Non-Competition
                                        Obligations.

Monthly Base Salary:                    $44,166.67 or such higher rate as may
                                        be determined by the Company from time
                                        to time.

Annual Paid Vacation:                   five weeks

                                      U.S. Concrete, Inc. (the "Company")
Eugene P. Martineau ("Executive")


By:/s/ Eugene P. Martineau            By:/s/ Michael W. Harlan
   ----------------------------          ---------------------------------------
                                      Printed Name:Michael W. Harlan
                                                   -----------------------------
                                      Title:Executive Vice President, COO & CFO
                                            ------------------------------------
Date:May 28, 2003                     Date:May 27, 2003
     ---------------------------           -------------------------------------

                                    -Page 18-